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                                                             EXHIBIT NUMBER 99.1


                   TEXT OF PRESS RELEASE DATED JUNE 15, 1998

FOR IMMEDIATE RELEASE

Contact:       Stephen V. Imbler
               Senior Vice President and
               Chief Financial Officer
               (408) 744-9500

                 ARBOR SOFTWARE CORPORATION TAKES STEP TO COMPLY

                         WITH HYPERION MERGER AGREEMENT


        SUNNYVALE, Calif.--June 15, 1998--As previously agreed to in connection with the proposed combination of Arbor Software Corporation (NASDAQ:ARSW) with Hyperion Software Corporation (NASDAQ:HYSW) the Board of Directors of Arbor adopted a stockholder rights plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of its Common Stock outstanding as of July 3, 1998.

        The plan was adopted pursuant to the terms of the Agreement and Plan of Merger between Arbor and Hyperion dated May 25, 1998.

        The stockholder rights plan is designed to guard against partial tender offers and other abusive tactics that might be used in an attempt to gain control of Arbor without paying all stockholders a fair price for their shares.

        The stockholder rights plan, which is effective immediately and expires on June 15, 2008, will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the company to first negotiate with the board of directors. The rights are not being distributed in response to any specific effort to acquire the company, and will not have any impact upon the proposed combination with Hyperion.

        If a person or group hereafter becomes the beneficial owner of 15 percent or more (or in the case of Amerindo Investment Advisors, Inc. and certain of its affiliates, 25 percent or more) of the Common Stock of the Company or announces a tender or exchange offer for 15 percent or more of the Common Stock, the rights will be exercisable for a number of shares of Common Stock having a market value of twice the right's exercise price.

        Rights held by the 15 percent (or in the case of Amerindo Investment Advisors, Inc. and certain of its affiliates, 25 percent) holder will become void and will not be so exercisable. If the Company is acquired in a merger or other business combination transaction after a person becomes the beneficial owner of 15 percent (or in the case of Amerindo Investment Advisors, Inc. and certain of its affiliates, 25 percent) or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the right's then current exercise price, a number of the acquiring person's common shares having a market value equal to twice the exercise price.


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        The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any such person hereafter becomes the beneficial owner of 15 percent (or in the case of Amerindo Investment Advisors, Inc. and certain of its affiliates, 25 percent) or more of the outstanding Common Stock.

About Arbor Software

        Arbor Software Corporation develops and markets enterprise OLAP software for management reporting, analysis and planning applications. Arbor's products are used by more than 1,600 corporations worldwide, spanning a broad range of industries, business applications enterprise data warehousing architectures. Arbor's customers include BankBoston, Los Angeles Times, PEPSICO, Prudential and Sears.

        Arbor's products are sold direct, as well as through system integrators and resellers worldwide, including Comshare, Fujitsu, i2 Technologies, IBM, Lawson Software, Mitsubishi, PeopleSoft, SQL Financials and Walker. Arbor's offices are located in the United States, Australia, Canada, France, Germany, Japan and the United Kingdom.

        Information on Arbor products and services can be found at http://www.arborsoft.com. Arbor can be reached via e-mail at info@arborsoft.com or by calling 1-800-858-1666 (US) or + 44 1344 664000 (International).

        The statements in this release that relate to future plans, events, or performance are forward-looking statements. Actual results might differ materially due to a variety of factors. Additional information about factors that may impact results is contained in Arbor Software Corporation's Annual Report on Form 10-K under the sections entitled Business Risks and Management's Discussion and Analysis of Financial Condition and Results of Operations.